Exhibit 4

Arvin Industries, Inc.
Amendment Number Two to Rights Agreement


AMENDMENT NO. 2 TO RIGHTS AGREEMENT

AMENDMENT, dated as of November 10,
1994, to the Rights Agreement, dated as of May
29, 1986, as amended as of February 23, 1989
(the "Rights Agreement"), between Arvin In-dustries, Inc., an Indiana corporation (the
"Company"), and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

The Company and the Rights Agent have
heretofore executed and entered into the Rights
Agreement.  Pursuant to Section 26 of the
Rights Agreement, the Company and the Rights
Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights
Agent.

In consideration of the foregoing and
the mutual agreements set forth herein, the parties hereto agree as follows:

1.  Section 11(a)(iii) of the Rights
Agreement shall be deleted in its entirety and the current Section 11(a)(iv) shall be renumbered as Section 11(a)(iii).

2.  The Rights Agreement is hereby
further modified and amended by deleting the title of Section 24 and replacing it with the following:


Section 24.  Notice of Certain Events;
Exchange.

3.  The Rights Agreement is hereby
further modified and amended by inserting the following as Section 24 (b).

(b)  (i)  In the event that any Person
shall become an Acquiring Person, the Board of Directors of the Company may, at its option, at any time thereafter, exchange all or part of the then outstanding and exercisable Rights (which shall not include
Rights that have become void pursuant to the provisions of Section 11 (a) (ii) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof
(such exchange ratio being hereinafter
referred to as the "Exchange Ratio").
Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common
Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

(ii)  Immediately upon the action of
the Board of Directors of the Company
ordering the exchange of any Rights
pursuant to subsection (b)(i) of this
Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common
Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged.
Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11 (a) (ii) hereof) held by each holder of Rights.

(iii)  In any exchange pursuant to this
Section 24(b), the Company, at its option, may substitute Preferred Shares (or equivalent preferred shares, as such term is defined in Section 11(b) hereof) for Common Shares exchangeable for Rights, at the initial rate of one one hundreth of a Preferred Share (or equivalent preferred share) for each Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares pursuant to the terms thereof, so that the fraction of a Preferred Share delivered in lieu of each Common Share shall have the same voting rights as one Common Share.

(iv)  In the event that there shall not
be sufficient Common Shares or Preferred
Shares issued but not outstanding or
authorized but unissued to permit any
exchange of Rights as contemplated in
accordance with this Section 24(b), the
Company shall take all such action as may be necessary to authorize additional Common
Shares or Preferred Shares for issuance
upon exchange of the Rights.

(v)  The Company shall not be required
to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right
Certificates with regard to which such
fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this paragraph (v), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading
Day immediately prior to the date of
exchange pursuant to this Section 24(b).

4.  The Rights Agreement is hereby
further modified and amended by inserting the following after the last sentence of Section
1(a).

Notwithstanding the foregoing, if the
Board of Directors of the Company
determines in good faith that a Person
who would otherwise be an "Acquiring
Person", as defined pursuant to the
foregoing provisions of this paragraph
(a), has become such inadvertently,
and such Person divests as promptly as
practicable a sufficient number of
Common Shares so that such Person
would no longer be an "Acquiring
Person," as defined pursuant to the
foregoing provisions of this paragraph
(a), then such Person shall not be
deemed to be an "Acquiring Person" for
any purposes of this Agreement.

5.  The Rights Agreement is hereby further
modified and amended by inserting the following after the last sentence of Section 26.

Without limiting the foregoing, the
Company may at any time prior to such
time as any Person becomes an
Acquiring Person amend this Agreement
to lower the thresholds set forth in
Section 1(a) to not less than the
greater of (i) any percentage greater
than the largest percentage of the
outstanding Common Shares then known
by the Company to be beneficially
owned by any Person (other than the
Company, any Subsidiary of the
Company, any employee benefit plan of
the Company or any Subsidiary of the
Company, or any entity holding Common
Shares for or pursuant to the terms of
any such plan) and (ii) 10%.

6.  This Amendment to the Rights Agreement
shall be governed by and construed in accordance with the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.  This Amendment to the Rights Agreement
may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

8.  Except as expressly set forth herein,
this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

9.  If any term, provision, covenant, or
restriction of this Amendment to the Rights
Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated



IN WITNESS WHEREOF, the parties hereto
have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                     Arvin Industries, Inc.
Ronold R. Snyder            Byron O. Pond

By:______________________   By:________________________
   Vice President, General     President and Chief
    Counsel and Secretary       Executive Officer


Attest:                     Harris Trust and Savings Bank
R. C. Carlson               Bruce R. Hartley

By:______________________   By:________________________
   Vice President              Vice President